UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   WEISS, ALBRECHT

   Honeywell Inc.
   Honeywell Plaza
   Minneapolis, MN  55440
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   9/16/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Honeywell Inc.
   HON
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President - Home and Building Control, Products Business
6. If Amendment, Date of Original (Month/Day/Year)
   9/23/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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Common Stock                               |18,906*               |D               |                                               |
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 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
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Employee Stock Option (r|5/27/98  |7/20/03  |Common Stock           |1,415    |          |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|5/17/97  |7/19/04  |Common Stock           |2,751    |          |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|1/18/97  |7/17/05  |Common Stock           |8,081    |          |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|2/18/98  |2/17/07  |Common Stock           |6,000    |          |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Explanation of Responses:
* This Form 3 is being amended to correct the number of securities directly owned on 9-23-97.
SIGNATURE OF REPORTING PERSON
/s/ Kathleen M. Gibson on behalf of Albrecht Weiss
DATE
February 6, 1998